Exhibit 3.1

Amended and Restated

Certificate of Incorporation

of

Source Financial, Inc.

The undersigned, Hugh Evans, hereby certifies that:

1.	The name of this corporation is Source Financial, Inc. (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed on June 24, 1988 under the name Windsor Capital Corp.

3.
The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate”) as set forth herein has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors and stockholders of the Corporation.

4.	The Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

FIRST:                      The name of the Corporation is Source Financial, Inc.

SECOND:                 The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is Corporation Service Corporation.

THIRD:                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                 The Corporation shall have the authority to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) and up to 50,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

(A)           Series B Preferred Stock.  The Corporation is authorized to issue up to 5,000 shares of Series B Preferred Stock, $0.01 par value per share, which shall have the following preferences, powers, designations and other special rights;

1.
Voting.  Holders of the Series B Preferred Stock voting as a separate class shall have the right to elect a majority of the members of the Corporation’s Board of Directors until June 30, 2018, and until June 30, 2018, shall vote together with the holders of the Common Stock of the Corporation as a single class on all other matters submitted to a vote of stockholders, with each share of Series B Preferred Stock entitled to 1,000 votes, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. The holders of the series B Preferred Stock shall not be entitled to any voting rights after June 30, 2018.  The holders of the Series B Preferred Stock shall be permitted to vote their shares pursuant to written consent in the manner provided to holders of shares of Common Stock in accordance with the General Corporation Law of the State of Delaware and the Certificate of Incorporation and Bylaws of the Corporation.

2.	Dividends. The holders of Series B Preferred Stock shall not be entitled to dividends in respect of shares of Series B Preferred Stock.

3.
Liquidation Preference.  Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation the sum of one tenth of a cent ($0.001) per share of Series B Preferred Stock, after payment to the holders of the Corporation’s Common Stock and the holders of any other series or class of the equity securities of the Corporation ranking senior to the Corporation’s Common Stock.

4.
Redemption.  The shares of series B Preferred Stock shall be redeemable at the option of the Corporation at any time after June 30, 2018 upon not less than 30 days written notice to the holders of the Series B Preferred Stock at a redemption price of one tenth of a cent ($0.001) per share.

5.
Vote to Change the Terms of or Issue Series B Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock shall be required for (i) any change to  the Corporation’s Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series B Preferred Stock, or (ii) any issuance of additional shares of Series B Preferred Stock.

6.
Record Owner.  The Corporation may deem the person in whose name shares of Series B Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series B Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.

(B)           Blank Check Preferred Stock.  The board of directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(C)           Common Stock.

1. Dividends. Subject to the rights, if any, of the holders of Preferred Stock with respect to the payment of dividends and the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the benefit of such holders, and subject to any other conditions that may be fixed in or pursuant to the terms of any series of Preferred Stock authorized pursuant to paragraph (B) of this Article, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors on the Common Stock out of assets which are legally available therefor. Any such dividends shall be divided among the holders of the Common Stock on a pro rata basis.

2. Liquidation. In the event of any liquidation of the Corporation, after payment or provision for payment of the debts and liabilities of the Corporation and after distribution to the holders of Preferred Stock, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders. Any such assets shall be divided among the holders of Common Stock on a pro rata basis.

3. Voting. Except as may otherwise be required by law and subject to the rights of the holders of Preferred Stock, each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on each matter submitted to a vote of the stockholders.

(D) General.

1. Subject to the foregoing provisions of this Amended and Restated Certificate of Incorporation, the Corporation may issue shares of Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors, which is expressly authorized to fix the same in its absolute discretion. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

2. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the capital stock of the Corporation of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument approved by the board of directors. The board of directors shall be empowered to set the exercise price, duration, times for exercise and other terms of such rights or options.

3. No stockholder of the Corporation shall by reason of his or her holding shares of any class of capital stock of the Corporation have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares (whether now or hereafter acquired) of any class of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividends or voting or other rights of that stockholder.

4. Cumulative voting of shares of any capital stock having voting rights shall not be permitted.

FIFTH:                      The board of directors shall have the power to adopt, amend and repeal the by-laws of the Corporation.  The stockholders entitled to vote in the election of directors may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them.

SIXTH:                      Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the by-laws of the Corporation or, if not so designated, as determined by the board of directors.  Elections of directors need not be by written ballot except and to the extent required by the by-laws of the Corporation.

SEVENTH:                The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH:                   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law as currently in effect or as the same may hereafter be amended. If the General Corporation Law is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any amendment, modification or repeal of this Article shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal

NINTH:                      (A)            The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law, each director or officer of the Corporation who was or is, or is threatened to be made, a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding"), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan, or a person serving another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity in any of the foregoing capacities at the request of the Corporation (an “Authorized Representative”), against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise and taxes) and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding, whether the basis of such person’s involvement in the Proceeding is an alleged act or omission in such person’s capacity as an Authorized Representative or in another capacity while serving in such capacity or both.  The Corporation shall be required to indemnify an incumbent or former director or officer in connection with a Proceeding initiated by such person only if and to the extent that such Proceeding was authorized by the board of directors of the Corporation or is a civil suit by such person to enforce rights to indemnification or advancement of expenses.

(B)           The Corporation shall promptly pay all expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by a director or officer of the Corporation in defending or appearing (otherwise than as a plaintiff) in any Proceeding described in paragraph (A) of this Article in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by a final, unappealable judicial decision that such person is not entitled to be indemnified for such expenses under this Article or otherwise.

(C)           The Corporation shall have the power to, and may, indemnify any person who is or was an Authorized Representative (other than an officer or director who are covered by (A) above) against loss, liability and expense in connection with a Proceeding, and may pay expenses incurred by such person in connection with such Proceeding in advance of the final disposition of the Proceeding, to the fullest extent permitted by law.

(D)           The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation, shall continue as to a person who ceases to be an Authorized Representative, shall inure to the benefit of the heirs, executors and administrators of such person, and shall be enforceable as contract rights.  Such rights shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position.  The Corporation may enter into contracts to provide any Authorized Representative with specific rights to indemnification and advancement of expenses, which contracts may confer rights and protections to the maximum extent permitted by law.  The Corporation may purchase and maintain insurance, borrow money, create trust funds, pledge, mortgage, or create security interests in the assets of the Corporation, obtain letters of credit, or use other means from time to time to ensure payment of such amounts as may be necessary to perform the Corporation’s obligations provided for in this Article or in any such contract.  The by-laws of the Corporation may contain additional provisions implementing and supplementing the provisions of this Article.

(E)           Any amendment, modification or repeal of this Article shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

TENTH:                      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Date: September 18, 2013

/s/ Hugh Evans
Hugh Evans
Chief Executive Officer and Chairman